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EXHIBIT 21.1  SUBSIDIARIES OF REGISTRANT


   Effective December 31, 2001 the subsidiaries of the Company were:

Environmental Materials Corp.
Envirogroup Services, Inc.
Refrigerant Reclaim Services, Inc.
FulCircle Recyclers, Inc.
E.M.C. Export Co., Inc.
Liberty Technologies International, Inc.
Refrigerant Management Services, Inc.